Exhibit 5.2

800 Capitol St., Suite 2400 Houston, TX 77002-2925 +1 713-651-2600 +1 713-651-2700

September 19, 2025

CEA Industries Inc.

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to CEA Industries Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3ASR (as amended) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the (a) primary issuance of up to 64,186,195 shares of Common Stock issuable upon the exercise of the Warrants (as defined below), and (b) offer and sale by certain securityholders set forth in the prospectus contained in the Registration Statement and any supplement to the prospectus of up to (i) 41,754,478 shares of common stock (the “Common Stock”), par value $0.00001 per share, of the Company (the “PIPE Shares”) issued to certain investors pursuant to that certain Securities Purchase Agreement, dated as of July 28, 2025 (the “Cash Securities Purchase Agreement”), by and among the Company and each purchaser party thereto, and that certain Securities Purchase Agreement, dated as of July 28, 2025 (the “Cryptocurrency Securities Purchase Agreement” and, together with the Cash Securities Purchase Agreement, the “Securities Purchase Agreements”) by and among the Company and each purchaser party thereto, in a private placement offering (the “PIPE Offering”) that closed on August 5, 2025, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 7,750,510 shares of Common Stock with an exercise price per share equal to $0.00001, (iii) 7,750,510 shares of Common Stock underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), (iv) warrants (the “Strategic Advisor Warrants”) to purchase up to 5,940,598 shares of Common Stock with an exercise price per share equal to $0.00001, (v) 5,940,598 shares of Common Stock issuable upon exercise of the Strategic Advisor Warrants (the “Strategic Advisor Warrant Shares”), (vi) warrants (the “Asset Manager Warrants”) to purchase up to 990,099 shares of Common Stock with an exercise price per share equal to $10.23, (vii) 990,099 shares of Common Stock issuable upon exercise of the Asset Manager Warrants (the “Asset Manager Warrant Shares”), (viii) warrants (the “Stapled Warrants” together with the Pre-Funded Warrants, the Strategic Advisor Warrants and the Asset Manager Warrants, the “Warrants”) to purchase up to 49,504,988 shares of Common Stock with an exercise price per share equal to $15.15, and (ix) 49,504,988 shares of Common Stock issuable upon exercise of the Stapled Warrants (the “Stapled Warrant Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments, and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, and (ii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

September 19, 2025 Page 2

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants are legal, valid, and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

The opinions expressed herein are based upon and limited to the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP